Exhibit 10.10

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated May 25, 2016, is by and among Fulgent Therapeutics LLC, a California limited liability company (the “Company”), Fulgent Diagnostics, Inc., a Delaware corporation (“HoldCo”) and Hanlin Gao (“Executive”).

WHEREAS, the Company and Executive previously entered into that certain Employment Agreement, dated as of March 31, 2013 (“Original Agreement”); and

WHEREAS, the Company, HoldCo and Executive desire to amend and restate the Original Agreement as further set forth herein.

1. POSITION AND RESPONSIBILITIES

(a) Position. Executive is employed by the Company to render services to the Company in the position of Chief Scientific Officer and Lab Director. Executive shall perform such duties and responsibilities as are normally related to such positions in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company. Executive shall abide by the rules, regulations, policies, procedures and practices as adopted or modified from time to time in the Company’s sole discretion.

(b) Other Activities. Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company. Notwithstanding the foregoing, Executive may continue to serve as a lab inspector for the College of American Pathologists, provided that Executive’s scope of duties in such capacity does not increase beyond Executive’s scope of duties in such capacity as of the date hereof.

(c) No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

2. COMPENSATION AND BENEFITS

(a) Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a salary at the rate of One Hundred Eighty Thousand Dollars ($180,000) per year (“Base Salary”). Upon completion of an initial public offering of HoldCo’s shares under an effective registration statement filed under the Securities Act of 1933, as amended, Executive’s Base Salary shall be Two Hundred Ten Thousand Dollars ($210,000) per year. The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice. Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly-situated employees and may be adjusted in the sole discretion of the Company.

(b) Benefits. Executive shall be eligible to participate in the benefits made generally available by the Company to similarly-situated employees, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

(c) Bonus and Equity Compensation. Executive may be eligible for an annual cash bonus or equity compensation. Any such bonus or equity compensation, including applicable terms and conditions, shall be determined by the Manager of the Company in its sole discretion. Executive must remain employed by the Company for the full fiscal year in order to be eligible for a bonus for that fiscal year.

(d) Expenses. The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines.

3. AT-WILL EMPLOYMENT

(a) At-Will Termination by Company. Executive’s employment with the Company shall be “at-will” at all times. The Company may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies, procedures or practices of the Company relating to the employment, discipline or termination of its employees. Upon and after such termination, all obligations of the Company under this Agreement shall cease, except as otherwise provided herein.

(b) At-Will Termination by Executive. Executive may terminate employment with the Company at any time for any reason or no reason at all, upon written notice. Thereafter all obligations of the Company shall cease.

(c) Payment. Upon termination of Executive’s employment, the Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of the Company under law; and thereafter all of the obligations of the Company under this Agreement shall cease.

4. TERMINATION OBLIGATIONS

(a) Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

(b) Resignation and Cooperation. Unless otherwise agreed in writing, upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

(c) Continuing Obligations. Executive understands and agrees that Executive’s obligations under Sections 4 and 5 (including the Proprietary Information Agreement (as defined below)) shall survive the termination of Executive’s employment for any reason and the termination of this Agreement.

5. INVENTIONS AND PROPRIETARY INFORMATION; PROHIBITION ON THIRD PARTY INFORMATION

(a) Proprietary Information Agreement. Prior to the date hereof, Executive has signed the Company’s Proprietary Information and Invention Assignment Agreement (“Proprietary Information Agreement”) and delivered such signed Proprietary Information Agreement to the Company.

(b) Non-Disclosure of Third Party Information. Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

6. AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

7. ASSIGNMENT; BINDING EFFECT

(a) Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

(b) Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

8. SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.

9. TAXES

All amounts paid under this Agreement (including, without limitation, Base Salary) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction or authorized by Executive. Notwithstanding any other provision of this Agreement whatsoever, the Company, in its sole discretion, shall have the right to provide for the application and effects of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (relating to deferred compensation arrangements), and any related administrative guidance issued by the Internal Revenue Service. The Company shall have the authority to delay the payment of any amounts under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of publicly-traded companies); in such event, the payment(s) at issue may not be made before the date which is six (6) months after the date of Executive’s separation from service, or, if earlier, the date of death.

10. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

11. INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

12. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

13. AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

14. ENTIRE AGREEMENT

This Agreement amends and restates the Original Agreement in its entirety. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Proprietary Information Agreement). To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

15. EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

FULGENT THERAPEUTICS LLC:		HANLIN GAO:

By:	/s/ Ming Hsieh	/s/ Hanlin Gao

Name:	Ming Hsieh

Title:	Manager

FULGENT DIAGNOSTICS, INC.:

By:	/s/ Ming Hsieh

Name:	Ming Hsieh

Title:	President

SIGNATURE PAGE TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT